Exhibit 10.60
NAVISITE, INC.
SUMMARY OF FY 2011 EXECUTIVE MANAGEMENT BONUS PROGRAM
     On July 6, 2010, the Governance, Nominating and Compensation Committee (the “GNC Committee”) of the Board of Directors of NaviSite, Inc. (the “Company”) established the NaviSite, Inc. FY 2011 Executive Management Bonus Program, creating target cash bonuses for the Company’s 2011 fiscal year for the executive officers of the Company.
     The award of a cash bonus to any executive officer pursuant to this program is subject to the achievement of certain targets for fiscal year 2011, including bookings of new contract value, EBITDA for the Company and individual performance objectives. EBITDA, for purposes of this bonus program, is defined as earnings before interest, taxes, depreciation and amortization, excluding impairment costs, stock-based compensation, severance, costs related to discontinued operations, and other non-operational charges.
     The bonus which would be made if the targets are met, for each of the principal executive officers and the principal financial officer, is set forth below:

Name	Target Bonus
Arthur P. Becker	$262,500
R. Brooks Borcherding	$235,000
James W. Pluntze	$125,000